Exhibit 99.1

                                               #2698

                                               Corporate Communications Division

GRACE NEWS                                     W. R. Grace & Co.
                                               One Town Center Road
                                               Boca Raton, FL 33486-1010




CONTACT:    Media Relations:                Investor Relations:
            Jane D. McGuinness              Susan G. Eccher
            (561)362-1343                   (561) 362-1331




           GRACE COMPLETES SPIN-OFF OF SPECIALTY CHEMICALS BUSINESSES

              AND COMBINATION OF CRYOVAC PACKAGING WITH SEALED AIR


      BOCA RATON, Fla., March 31, 1998 -- W. R. Grace & Co. (NYSE: GRA) today announced that it had completed the spin-off of its specialty chemicals businesses and the combination of its Cryovac flexible packaging business with Sealed Air Corporation (NYSE:SEE).

      Immediately prior to the combination of Cryovac with Sealed Air, Grace spun off to its stockholders a new company comprised of its specialty chemicals businesses -- Grace Davison, Grace Construction Products and Darex Container Products. The new company, which will have estimated annual sales of approximately $1.5 billion, retains the name W. R. Grace & Co., and the combined packaging company retains the name Sealed Air Corporation.

      Grace stockholders will retain 100% ownership of Grace's specialty chemicals businesses. They also will own 63% of the new Sealed Air, which will be the world's leading protective and specialty packaging company, with estimated annual sales in excess of $2.5 billion.






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      For each Grace common share outstanding at the close of trading on
Tuesday, March 31 (currently estimated at 75.8 million), Grace shareholders are receiving one share of common stock of New Grace, a fraction of a share of New Sealed Air common stock and a fraction of a share of New Sealed Air convertible preferred stock. As previously disclosed, one of these fractions is dependent upon the trading price of New Sealed Air common stock. Both fractions will be announced next week.

      The tax-free transaction, which has a market value of more than $6 billion, was preceded by the transfer of approximately $1.2 billion in cash to the specialty chemicals businesses. Grace will use the cash to repay substantially all of its debt.

      New Grace (GRA WI) and New Sealed Air (SEE WI) common and New Sealed Air Preferred (SEE PrA WI) have traded on the New York Stock Exchange on a "when-issued" basis since March 24. New Grace is expected to commence regular-way trading April 7, and New Sealed Air, shortly thereafter.

      New Grace headquarters will remain in Boca Raton, Florida. Grace Davison is a leading global supplier of catalysts and silica-based products. Grace Construction Products is a leading global supplier of specialty construction chemicals and building materials. Darex Container Products is a leading global supplier of container sealants and coatings.

      For more information, visit Grace's Web site at www.grace.com.




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